UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Request: February 21, 2003

                              RAY Development, Inc.
                              ---------------------
             (Exact name of registrant as specified in its charter)

Florida                                                              33-0967971
-------                                                              ----------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                              Identification No.)

23 Corporate Plaza, Suite 180, Newport Beach, California                 92660
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(Address of principal executive offices)                             (Zip Code)

                                  949.720.7320
                                  ------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-76408

ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------

On January 8, 2002, RAY Development, Inc., a Florida corporation, filed a Registration Statement on Form SB-2, File No. 333-76408, with the Securities and Exchange Commission. The Board of Directors of RAY Development, Inc., have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-76408. None of the shares being offered pursuant to the registration statement have been offered or sold.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Newport Beach in California, on February 21, 2003.

                                          RAY Development, Inc.,
                                          a Florida corporation


                                          By:      /s/  Mark Jacques
                                                   ---------------------------
                                                   Mark Jacques
                                          Its:     President